Exhibit 99.1

NowNews Digital Media Technology Announces Appointment of New Director to the Board

TAIPEI, Taiwan and NEW YORK, Oct. 30, 2015 /PRNewswire/ -- NowNews Digital Media Technology Co. Ltd. ("NowNews" or "the Company") (OTCQB: NDMT), a new media company that provides news, information, e-commence and multimedia platform services, announced today the appointment of Dr. Aixinjueluo Yuhao, Justice Of the PeaceSSAP, Dato' Sri of the Federation of Malaysia to its Board of Directors, effective October 28, 2015.

Dr. Aixinjueluo Yuhao, JP SSAP., DNS of the Federation of Malaysia, is a banking veteran with solid expertise and extensive experience in the industry. In addition to holding numerous professional certifications such as Financial Risk Manager, Certified International Investment Analyst, Chartered Financial Analyst, and Certified Financial Planner, he retains important positions at many major international financial institutions. He was once the UN Messenger of Peace of the United Nations International Week of Science and Peace in 2007, the president of the Lao Economic Development Committee, the chairman of the supervisory at Lao Construction Bank, the chairman of the supervisory at Lao World Trade Center, and the chairman of the board of directors of Laos Loto Group. In addition, Dr. Aixinjueluo Yuhao is expected to receive the highest achievement award "Asia Remarkable Banker" inKuala Lumpur on November 15th, 2015.

"We are thrilled to have Dr. Aixinjueluo Yuhao on our board. His rich experience in banking industry, sharp insight and personal charisma will make him an invaluable member of our board. As NowNews is growing rapidly, we need business leaders like Dr. Aixinjueluo Yuhao to be part of the development process," said Alan Chen, Chairman of NowNews.

About NowNews Digital Media Technology Co. Ltd.

NowNews Digital Media Technology Co. Ltd. (OTCQB: NDMT) is a U.S.-listed holding company, through its subsidiaries, engaging in creating, collecting and distributing news and information through its website and applications on mobile phones or tablets. NowNews is also the largest online self-produced news content provider of Taiwan and the only Taiwanese online news website fully accessible in Mainland China. After launched Professional Category news brands, we launched NowNews Mobile Web and Apps. In July 2013, NowNews launched a new concept newspaper "NOWnews", which is the first O2O case in Taiwan. NowNews owns a great amount of brands, such as the largest online self-produced news content provider (NOWnews), the biggest Citizen Journalist platform (WEnews), online video shopping website (NOWshopping), etc. Its partners include CCTV, Yahoo, MSN, Hinet, Yam, Sina and some telecoms.

Contact:

Investor relations
Dragon Gate Investment Partners LLC
Email: ndmt@dgipl.com
Tel: +1-646-801-2803
Website: http://ndmt.nownews.com